Exhibit (a)(2)

LANDMARK APARTMENT TRUST, INC. RECOMMENDS THAT ITS SHAREHOLDERS NOT TENDER THEIR SHARES TO MACKENZIE

Richmond, Virginia (November 23, 2015) - Landmark Apartment Trust, Inc. (“Landmark” or the “Company”) announced today that its Board of Directors has unanimously recommended that Landmark’s shareholders not tender their shares into the revised unsolicited tender offer by MacKenzie Capital Realty, Inc. to acquire 1,300,000 shares of the Company’s common stock for $7.00 in cash (the “Offer”),
The Board has determined that the Offer is not in the best interests of Landmark’s shareholders in light of the merger agreement that Landmark entered into on October 22, 2015, as previously announced. If the merger is consummated, the purchaser will acquire all of the outstanding common stock of Landmark and all of the outstanding common units of Landmark’s operating partnership, Landmark Apartment Trust Holdings, LP, for $8.17 per share or common unit in an all-cash transaction, which is $1.17 per share more than shareholders would receive in the Offer.
In making its recommendation, the Board of Directors (1) reviewed the terms and conditions of the Offer; (2) considered information provided from time to time by the Company’s officers and certain outside advisors; and (3) considered the terms and conditions of the Merger Agreement. The Board of Directors acknowledges that each shareholder must evaluate whether to tender its shares to MacKenzie pursuant to the Offer and that an individual shareholder may determine to tender based on, among other things, its individual liquidity needs. The merger is subject to customary closing conditions and the Company is unable to assure its shareholders that the merger will be consummated.
The basis for the Board's recommendation with respect to the Offer is set forth in more detail in an amendment to Landmark’s Schedule 14D-9 Solicitation/Recommendation Statement that will be filed today with the Securities and Exchange Commission (“SEC”). Copies of the Schedule 14D-9/A will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.latapts.com.

About Landmark Apartment Trust:
Landmark Apartment Trust, Inc. is a multifamily real estate investment trust with assets consisting of mid-market, garden-style apartments primarily located in the South and certain Texas markets of the United States. Landmark owns or has an ownership position in approximately 24,000 apartment units and provides management services for an additional 882 units owned by affiliates. Landmark aims to unlock hidden value and unrealized cash flow through the below market acquisition and repositioning of mid-income multifamily properties in targeted Southern markets, where the management team can apply its expertise to create a competitive advantage. For more information about Landmark please visit www.latapts.com.

Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to obtain the required stockholder approval to consummate the proposed mergers; the satisfaction or waiver of other conditions in the merger agreement; the outcome of any legal proceedings that may be instituted against the Company and others related to the merger agreement; the ability of third parties to fulfill their obligations relating to the proposed transaction; the risk that the mergers or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the availability of financing and the attractiveness of its terms; changes in economic conditions generally and the real estate market specifically; changes in interest rates; competition in the real estate industry generally and the apartment community sub-industry specifically; the supply and demand for operating properties in the Company’s target market areas; legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts (“REITs”); and changes in accounting principles generally accepted in the United States of America or in policies and guidelines applicable to REITs. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this communication will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 24, 2015, the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, which was filed with the SEC on May 15, 2015, the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, which was filed with the SEC on August 10, 2015, the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, which was filed with the SEC on November 6, 2015, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Any forward-looking statement speaks only as of the date of this communication and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Investor Relations
Evelyn Infurna
203-682-8265
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